Black Diamond Therapeutics Reports Fourth Quarter and Full Year 2025 Financial Results and Provides Corporate Update
•Clinical update on track for Q2 2026 for Phase 2 trial of silevertinib in patients with non-classical EGFRm NSCLC, including preliminary DOR and PFS data in frontline setting
•Company is preparing to initiate a randomized Phase 2 trial of silevertinib in patients with newly diagnosed EGFR altered GBM in Q2 2026
•Cash, cash equivalents, and investments of $128.7 million as of December 31, 2025, expected to be sufficient to fund operations into 2H of 2028
CAMBRIDGE, MA, March 16, 2026 (GLOBE NEWSWIRE) – Black Diamond Therapeutics, Inc. (Nasdaq: BDTX), a clinical-stage oncology company developing MasterKey therapies that target families of oncogenic mutations in patients with cancer, today reported financial results for the fourth quarter and full year ended December 31, 2025, and provided a corporate update.
“We continue to focus on advancing silevertinib for the treatment of patients with EGFRm NSCLC and EGFR altered GBM,” said Mark Velleca, M.D., Ph.D., President and Chief Executive Officer of Black Diamond Therapeutics. “We look forward to presenting updated results from the Phase 2 NSCLC trial in both the frontline and recurrent settings, including preliminary DOR and PFS data for frontline patients, at a medical meeting in the second quarter of 2026. We also expect to initiate our randomized Phase 2 trial in newly diagnosed GBM in the second quarter this year.”
Recent Developments & Upcoming Milestones:
•In December 2025 the Company disclosed initial data from the Phase 2 trial of silevertinib in frontline non-small cell lung cancer (NSCLC) patients harboring a broad spectrum of non-classical epidermal growth factor receptor (EGFR) mutations which demonstrated a 60% Objective Response Rate (ORR by RECIST 1.1), 86% CNS ORR (by RANO-BM) and 91% disease control rate (DCR) as of a November 3, 2025 data cutoff. No new safety signals were observed. Black Diamond continues to explore potential partnership opportunities to advance silevertinib into pivotal development.
•Black Diamond anticipates the following upcoming key milestones for silevertinib:
◦Presentation of updated clinical data from our Phase 2 trial in patients with non-classical EGFR NSCLC in both the recurrent setting and the frontline setting, including preliminary duration of response (DOR) and progression-free survival (PFS) data for frontline EGFRm patients, at a medical meeting in the second quarter of 2026 (NCT05256290).
◦Initiation of a randomized Phase 2 trial in patients with newly diagnosed EGFR-altered GBM in the second quarter of 2026 (NCT07326566).
Financial Highlights
•Cash Position: Black Diamond ended 2025 with approximately $128.7 million in cash, cash equivalents, and investments compared to $98.6 million as of December 31, 2024. Net cash provided by operations was $29.6 million for the year ended December 31, 2025 compared to net cash used in operations of $62.3 million for the year ended December 31, 2024.

•Research and Development Expenses: Research and development (R&D) expenses were $6.3 million for the fourth quarter of 2025, compared to $12.3 million for the same period in 2024. R&D expenses were $33.6 million for the year ended December 31, 2025, compared to $51.3 million for the year ended December 31, 2024. The decrease in R&D expenses was primarily due to workforce efficiencies and outlicensing of BDTX-4933 to increase focus on the development of silevertinib.
•General and Administrative Expenses: General and administrative (G&A) expenses were $4.0 million for the fourth quarter of 2025, compared to $6.0 million for the same period in 2024, and $16.6 million for the year ended December 31, 2025, compared to $27.5 million for the year ended December 31, 2024. The decrease in G&A expenses was primarily due operational and workforce efficiencies from the restructuring announced in October 2024.
•Net Loss: Net loss for the fourth quarter of 2025 was $15.1 million, as compared to $16.0 million for the same period in 2024. Net income for the year ended December 31, 2025 was $22.4 million compared to a net loss of $69.7 million for the year ended December 31, 2024.
Financial Guidance
•Black Diamond ended 2025 with approximately $128.7 million in cash, cash equivalents and investments which the Company believes is sufficient to fund its anticipated operating expenses and capital expenditure requirements into the second half of 2028.
About Black Diamond Therapeutics
Black Diamond Therapeutics is a clinical-stage oncology company developing MasterKey therapies that target families of oncogenic mutations in patients with cancer. The Company’s MasterKey therapies are designed to address a broad spectrum of genetically defined tumors, overcome resistance, minimize wild-type mediated toxicities, and be brain penetrant to treat central nervous system disease. The Company is advancing silevertinib, a brain-penetrant fourth-generation EGFR MasterKey inhibitor targeting EGFR-mutant NSCLC and GBM. For more information, please visit www.blackdiamondtherapeutics.com.
From time to time, we may use our website or our LinkedIn profile at www.linkedin.com/company/black-diamond-therapeutics to distribute material information. Our financial and other material information is routinely posted to and accessible on the Investors section of our website, available at www.blackdiamondtherapeutics.com. Investors are encouraged to review the Investors section of our website because we may post material information on that site that is not otherwise disseminated by us. Information that is contained in and can be accessed through our website or our LinkedIn page is not incorporated into, and does not form a part of, this press release.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, statements regarding: the continued development and advancement of silevertinib, including the ongoing Phase 2 clinical trial and the timing of clinical updates for silevertinib in patients with NSCLC and in patients with GBM, expectations regarding the planned initiation of a randomized Phase 2 trial of silevertinib in patients with newly diagnosed EGFR-altered GBM, the potential of silevertinib to address the unmet medical need for newly diagnosed NSCLC patients with non-classical EGFR mutations and benefit patients with NSCLC across multiple lines of therapy, the potential future development plans for silevertinib in NSCLC and GBM, evaluation of potential partnership opportunities for silevertinib and the ability to realize the anticipated benefits thereof, and the Company’s expected cash runway. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. Risks that contribute to the uncertain nature of the forward-looking statements include those risks and uncertainties set forth in its Annual Report on Form 10-K for the year ended December 31, 2025, filed with the United States Securities and Exchange Commission and in its subsequent filings filed with the United States Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Black Diamond Therapeutics, Inc.
Condensed Consolidated Balance Sheet Data (Unaudited)
(in thousands)

	December 31,
	2025	2024
	(in thousands)
Cash, cash equivalents, and investments	$128,652	$98,575
Total assets	$143,010	$122,640
Accumulated deficit	$(464,740)	$(487,107)
Total stockholders’ equity	$112,211	$83,285

Black Diamond Therapeutics, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
License revenue	$—	$—	$70,000	$—
Operating expenses:
Research and development	$6,296	$12,297	$33,558	$51,312
General and administrative	3,966	5,978	16,572	27,469
Impairment of right-of-use assets and property and equipment	7,348	—	7,348	—
Total operating expenses	17,610	18,275	57,478	78,781
Income (loss) from operations	(17,610)	(18,275)	12,522	(78,781)
Other income (expense):
Interest income	1,184	565	4,061	2,182
Other income (expense)	1,310	1,725	5,784	6,923
Total other income (expense), net	2,494	2,290	9,845	9,105
Net income (loss)	$(15,116)	$(15,985)	$22,367	$(69,676)

Net income (loss) per share - basic	$(0.27)	$(0.28)	$0.39	$(1.27)
Net income (loss) per share - diluted	$(0.27)	$(0.28)	$0.39	$(1.27)

Weighted average common shares outstanding - basic	57,090,948	56,607,842	56,868,111	55,028,371
Weighted average common shares outstanding - diluted	57,090,948	56,607,842	57,562,746	55,028,371

Contact

For Investors:
investors@bdtx.com

For Media:
media@bdtx.com

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